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                                                                     EXHIBIT 4.7

                  THIS AGREEMENT made this 6th day of September, 2002,

BETWEEN:

                           MICHAEL G. WYSTRACH, Businessman, having an address at Mountain View Ranch, HC 1, Box 788, Elgin, AZ 85611

                           (hereinafter referred to as the "Lessor")

                                                               OF THE FIRST PART

AND:

                           WESTERN WIND ENERGY CORPORATION, a company duly incorporated pursuant to the laws of the Province of British Columbia and having an office located at 632 Foster Avenue, in the City of Coquitlam, Province of British Columbia, V3J 2L7

                           (hereinafter referred to as the "Lessee")

                                                              OF THE SECOND PART

                  WHEREAS the Lessor owns certain real property located in Elgin Arizona, County of Santa Cruz identified by the legal description attached hereto and marked Schedule "A".

                  AND WHEREAS the Lessee wishes to establish a wind farm on portions of the Lessor's Property;

                  AND WHEREAS the Lessee wishes to lease, on the terms and conditions hereinafter set forth, portions of the Lessor's Property;

                  NOW THEREFORE WITNESSETH THAT for and in consideration of the mutual covenants herein and the sum of one dollar ($1.00) now paid by the Lessee to the Lessor and for other good and valuable consideration, the receipt of sufficiency of which is hereby acknowledged, the parries hereto agree as follows:

1.                Definitions.

         (a) "Test Site" and "Permanent Sites" are hereinafter collectively referred to as the "Leased Property".

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         (b)      "Wind Farm" means a wind energy conversion facility which
                  includes tubular steel towers of various heights with rotors and blades of various dimensions and turbines of various capacity, meteorological study towers, one or more transmission distribution switch yards, rights-of-way, roads, electrical distribution and transmission systems, all necessary care taker and maintenance facilities, including a residence, and other required equipment or facilities.

                      (c) "operation of the wind farm" means the sale of power produced on the leased property.

             2.                  Test Site.

                      (1) The Lessor hereby leases to the Lessee a parcel of land described in Schedule "A" hereto (the "Test Site") for a term of 50 years, commencing on the 1st day of September, 2002 and ending on the 31st day of August, 2052, (the "Test Site Term").

                      (2) It is agreed and understood that the Lessee will operate on the Test Site a meteorological study tower for a minimum of one (1) year from the commencement of the Test Site Term, (the "Testing Period").

                      (3) Subject to subparagraph (d) hereof, at the conclusion of the Testing Period, but in no event later than January 1, 2005, the Lessee shall commence construction of permanent wind energy conversion facilities as hereinafter provided.

                      (4) In the event that the Lessee does not commence permitting of permanent wind energy conversion facilities by January 1,2008, this Agreement shall be null and void and of no further effect.

             3.                  Permanent Sites

                      (a) Using the data collected from the operation of the meteorological study tower on the Test Site, the Lessee shall select locations for the sites for permanent wind energy conversion facilities on the Lessor's Property, (the "Permanent Sites").

                      (5) Subject to the following subparagraphs, the Lessor shall lease to the Lessee the Permanent Sites on the terms and conditions set forth in a further lease, to be prepared by counsel for the Lessee.

                      (6) The term of the lease for the Permanent Sites shall be a period of fifty (50) years, commencing on the day upon which construction of the Permanent Sites begins.

         (7) The formal lease for the Permanent Sites shall be executed by the parties to this Agreement, however, if for any reason the formal lease shall not be prepared or executed, the terms of this Agreement shall apply mutatis mutandis to the lease of the Permanent Sites.

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                                       -3-

4. Lessee's Covenants. The Lessee covenants with the Lessor as follows:

                  For the lease of the Permanent Sites:

                  (i) for the first fourteen (14) years after commencement of the "operation of the wind farm" on the Permanent Sites, to pay to the Lessor:

                           (a) annual base rent equal to 1.4% of the Lessee's actual annual gross sale revenue from energy production on the Permanent Sites; and

                           (b) minimum advanced payment of US $225,000 to be deducted from future production.

                  (ii) following the period described in 4(i) above, and until the termination of the lease to pay to the
                           Lessor:

                           (a) annual base rent equal to 2% of the Lessee's actual annual gross sale revenue from energy production on the Permanent Sites; and

                           (b) additional annual rent equal to 10% of the amount due under paragraph 4(ii)(A), payable to a charity to be designated by the Lessor, but in no event shall the additional annual rent exceed $50,000 per year.

             (2) For the lease of the Permanent Sites, the rent payable hereunder shall be paid to the Lessor within ninety (90) days from the anniversary date of the commencement of the "operation of the wind farm".

             (3) To use the Permanent Sites only for the purpose of a wind energy conversion facility and related purposes.

                      (4) To maintain in full force and effect, at all material times hereto, liability insurance in respect of the Leased Property and the Lessee's operations thereon.

                      (5) In respect of roads, either already existing at the commencement of the term of this Agreement or to be constructed in accordance with the terms and conditions of this Agreement, which will in whole or part constitute access to the Leased Property, the Lessee shall repair such roads to which damage is caused by the acts of the Lessee, its servants and agents, to a state of repair comparable to that which existed prior to the occurrence of the damage.

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                                      -4-

                      (6) In respect of roads not already existing at the commencement of the term of this Agreement, to be constructed in accordance with the terms and conditions of this Agreement and forming access to the Leased Property, the Lessee agrees to contribute to the cost of constructing the said roads in accordance with the following:

                              (1) to the extent that the cost of constructing the roads does not exceed $10,000 per mile, the Lessee's contribution to the cost of constructing the road is 50%; and

                              (2) to the extent that the cost of constructing the roads exceeds $10,000 per mile, the Lessee's contribution to the cost of constructing the road is 100% of the amount by which the cost exceeds $10,000.

                      (8) To construct with due diligence and dispatch all structures required for the Lessee's operation and to maintain same in a good state of repair.

                      (i) At the end of the term of this lease to remove all equipment and structures and to restore the Leased Property to such state of repair as is reasonably required by the Lessor, however, in no event shall removal of equipment and structures exceed a soil depth of twelve inches.

                      (j) To pay the rates and charges for all heat, light, power and water or other public utilities supplied to the Leased Property in connection with the lessee's operation of the wind farm.

                      (k)     To operate the wind farm in a businesslike manner.

                      (l) To procure all necessary permits and licenses required for the operation of the wind farm.

                      (m) To prevent all unnecessary waste, loss or damage to the Lessor's Property.

             5. Lessor's Covenants. The Lessor covenants with the Lessee as follows:

                      (a) To lease to the Lessee the Test Site on a rent free basis.

                      (b) To allow the Lessee quiet enjoyment of the Leased Property;

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                                      -5-

                      (c) To grant rights of way, in form satisfactory to counsel for the Lessee, over all roads, either existing at the commencement of the term of this lease or to be constructed in accordance with the provisions hereof, to enable the Lessee to obtain access for all purposes to the Leased Property.

                      (d) For more certainty, in the event that roads are required to be constructed as access to the Leased Property, the Lessor agrees to contribute to the cost of constructing the said roads in accordance with the following:

                              (1) to the extent that the cost of constructing the roads does not exceed $10,000 per mile, the Lessee's contribution to the cost of constructing the road is 50%; and

                              (2) to the extent that the cost of constructing the roads exceeds $10,000 per mile, the Lessee's contribution to the cost of constructing the road is 100% of the amount by which the cost exceeds $10,000.

                      (2) Together with the Lessee, to cause the roads required by the Lessee to be constructed to a standard such that access will be possible by all such equipment required by the Lessee for performance of this Agreement. Road specifications and locations shall be determined by the parties hereto upon completion of engineering studies and design.

                      (f) The Lessor shall provide to the Lessee and to all other parties designated by the Lessee such rights-of-way and easements as may be reasonably required for electrical transmission and distribution systems, specifications and standards for which rights-of-way and easements shall be determined upon completion of engineering studies and design.

                      (g) Except as expressly provided for herein, it shall be the sole responsibility of the Lessor to maintain and restore to such state of repair as reasonably required by the Lessee all roads, rights-of-way and easements required hereunder intended for the use and enjoyment of the Lessee.

                      (h) For more certainty with respect to the covenant for quiet enjoyment, the Lessor shall not do any act designed to or having the effect of in any way impeding or decreasing the output or efficiency of the wind farm and in particular shall not:

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                                       -6-

                              (i) within a radius of sixty (60) feet of the situs of any tower, (the "Access Zone"), erect, construct, place any object or in any way, block, limit or obstruct access to the tower or equipment;

                              (ii) within a radius of four hundred (400) feet of the situs of any tower, (the "Safety Zone"), erect, construct, or place any object or structure, either on a permanent or a temporary basis; and

                              (iii) within a three thousand (3,000) feet radius
                                    of the situs of any tower, (the
                                    "Interference Zone"), erect, construct or place any object or structure, temporary or otherwise, that exceeds the lesser of:

                                    (A)      a height of fifty (50) feet in
                                             elevation above the existing
                                             topography where the base of the
                                             structure is located, or

                                    (B)      a height of fifty (50) feet in
                                             elevation above the base of the
                                             closest wind farm tower.

                      (i) In contemplation of this Agreement, the Lessor has obtained and may obtain knowledge of confidential information of the Lessee, including, but not limited to, technical data, production plans, marketing and sales information, know-how and trade secrets, (the "Confidential Information"). The Lessor agrees not to disclose at any time, either before, during the term of this Agreement or any subsequent lease of the Permanent Sites or after, to any person the Confidential Information. In the event of a breach of this covenant, the Lessor agrees that the harm suffered by the Lessee would not be compensable by monetary damages alone and the Lessee shall, in addition to all other available legal and equitable remedies, be entitled to an injunction against such breach or threatened breach.

                      (j) The rights granted to the Lessee hereunder shall be construed as exclusive to the Lessee, its successors and assigns, and the Lessor shall not, during the term of this Agreement or any subsequent lease of the Permanent Sites, grant to any other person rights similar to those granted hereunder or any subsequent lease of the Permanent Sites. This prohibition shall apply to properties either now or hereafter owned or under the control of the Lessor within the geographic area of Santa Cruz County.

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                                      -7-

             6. General Provisions. The within Agreement is subject to the following provisos:

                      (a) This Agreement shall become null and void and of no further affect in the event that a meteorological study tower is not erected on the Test Site by January 1, 2003.

                      (b) This Agreement shall become null and void and of no further affect in the event that permitting on the Permanent Sites has not commenced by January 1, 2005.

                      (c) Upon the occurrence of an event described in either subparagraph 6(a) or 6(b) hereof, the parties hereto shall be released from their obligations under this Agreement.

                      (d) This Agreement may be terminated at any time by the Lessee upon the Lessee giving to the Lessor thirty (30) days' written notice of its intention to terminate, in which event the Lessee shall have a period of two years from the date that the notice is received by the Lessor to remove all structures from the Leased Property to the standard described in paragraph 4(i) hereof.

                      (e) Subject to the restrictions hereinbefore set forth, the Lessor shall have the right to harvest cattle on the Leased Property, however, in addition to adhering to the restrictions hereinbefore set forth, such harvesting must take place in such a manner and at such times as are mutually agreed upon by the parties hereto so as to not interfere with the operation of the wind farm.

         (f) All covenants, conditions, provisos and agreements hereinbefore contained in, or to the benefit of, are binding upon the parties hereto and their respective successors and assigns.

         (g) The Lessee may at any time assign or sublet or part with possession of the Leased Property, or any part thereof.

         (h) Any disputes hereunder shall be resolved by arbitration in accordance with the Arbitration Act.

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                                       -8-

                  IN WITNESS WHEREOF the parties hereto have executed this Agreement by the hands of their duly authorized officers in that behalf the day and year first herein above written.

SIGNED, SEALED and DELIVERED                       )
by Michael G. Wystrach in the presence of:         )
                                                   )
                                                   )
HEIDI CIACHURSKI                                   )    -s- MICHAEL G. WYSTRACH
------------------------------                          -----------------------
Name                                               )    MICHAEL G. WYSTRACH
                                                   )
                                                   )
632 FOSTER AVE. COQUITLAM, B.C.                    )
------------------------------
Address                                            )
                                                   )
                                                   )
PARA - LEGAL                                       )
------------------------------
Occupation                                         )

WESTERN WIND ENERGY CORPORATION                    )
                                                   )
                                                   )
Per:                                               )
                                                   )
                                                   )
-s- JEFFREY J. CIACHURSKI
------------------------------                     )
Authorized Signatory                               )
                                                   )
------------------------------
Authorized Signatory                               )


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                                   EXHIBIT "A"

                             RANCH LEGAL DESCRIPTION

The East Half of Section 1, Township 20 South, Range 18 East of the Gila and Salt River Base and Meridian, Santa Cruz County, Arizona.

EXCEPT

The North 970.00 feet of the East 500.00 feet thereof.

AND

That portion of the Northeast Quarter of Section 22, Township 20 South, Range 13 East of the Gila and Salt River Base and Meridian, lying North of State Road 82, as it existed in July, 1978, being more particularly described as follows:

Beginning at the Northeast corner of said Section 12;

THENCE South, a distance of 1.919,99 feet to a point on the North right-of-way State Highway 82 as it existed on July 1, 1978;

THENCE North 68 degrees 53 minutes 43 seconds West, along said right-of-way, a distance of 2835.75 feet;

THENCE North 00 degrees 04 minutes 10 seconds East, a distance of 900.70 feet to the north Quarter corner of said Section 12;

THENCE South B9 degrees 57 minutes 40 seconds East, along the North line of said
Section 12, a distance of 2644.45 feet to THE POINT OF BEGINNING.

SUBJECT TO:

A 15.00 foot Easement for Ingress and Egress being the East 16.00 feet of the following described parcel:

The East Half of Section 1, Township 20 South, Range 18 East of the Gila and Salt River Base Meridian, Santa Cruz County, Arizona, AND that portion of the Northeast Quarter of Section 12, Township 20 South, Range 18 East of the Gila and Salt River Base Meridian, Santa Cruz County, Arizona, lying North of State Highway 82, as it existed in July, 1978, being more particularly described as follows:

BEGINNING at the Northeast corner of said Section 12 run South, a distance of 1,919.99 feet to a point on the North right-of-way of State Highway 82, as it existed on July 1, 1978;

THENCE North 68 degrees 53 minutes 42 seconds West, along said right-of-way, a distance of 2,835.75 feet;
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THENCE North 00 degrees 04 minutes 10 seconds East, a distance of 900.70 feet to the North Quarter corner of said Section 12;

THENCE South 89 degrees 57 minutes 40 seconds East, along the North line of said
Section 12, a distance of 2,644.45 feet to THE TRUE POINT OF BEGINNING.

EXCEPT the North 970.00 feet of said Section 1.